Consent of Independent Registered Public Accounting Firm

The Board of Directors
IR-Med, Inc.:

We consent to the use of our report dated May 7, 2021, with respect to the consolidated financial statements of IR-Med, Inc., included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
August 24, 2021